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                                                                   EXHIBIT 10.6A
                                AMENDMENT NO. 2
                            TO EMPLOYMENT AGREEMENT


     This Amendment No. 2 (this "Amendment") to Employment Agreement (the "Agreement") made as of the 4th day of February, 1997 between Banyan Systems Incorporated, a Massachusetts corporation (the "Company"), and William P. Ferry (the "Employee") is effective as of the 16th day of October 1998. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     The parties hereto agree that the Agreement is hereby amended as follows:

     1. The first sentence of Section 2(a) of the Agreement is amended to provide that the Employee shall serve as Chairman of the Board, President and Chief Executive Officer of the Company, as elected at the October 14, 1997 meeting of the Board, reporting to the Board.

     2. Section 3.1 of the Agreement is amended to provide that the Company shall, effective January 1, 1999, pay the Employee, in bi-weekly installments, a minimum base salary of Four Hundred Thousand Dollars ($400,000) per year. Such base salary shall be subject to adjustment, from time to time but not later than, one year subsequent to the date hereof, as determined by the Board.

     3. Section 3.2(a) of the Agreement, which relates to the Employee's "target bonus," is amended to provide that the Employee shall be eligible to receive a minimum target bonus of Two Hundred Thousand Dollars ($200,000) following the end of each calendar year beginning with 1999, based on the achievement of performance objectives (based primarily on operating profit and cash flow objectives or other mutually acceptable objectives) as determined by the Board. Section 3.2(a) is further amended to provide that, beginning in 1999, 50% of the target bonus shall be paid to the Employee as an advance against such year's target bonus in quarterly installments of Twenty-Five Thousand Dollars ($25,000) in each of March, June, September and December of such year. The balance of the target bonus for 1999, if any, shall be paid at the conclusion of the audit for such year (typically sixty (60) days after the end of the year). The Employees target bonus and any advances thereon paid by the Company shall be subject to adjustment, from time to time but not later than, one year subsequent to the date hereof, as determined by the Board.
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     4.   Section 3.2(b) of the Agreement, which relates to the Employee's
          "stretch bonus," is amended to provide that the Employee shall be eligible to receive such bonus for the year 1999 under the same terms applicable to 1997 and 1998. Section 3.2(b) of the Agreement is further amended to provide that the Employee's stretch bonus shall be subject to adjustment, from time to time but not later than, one year subsequent to the date hereof, as determined by the Board.

     5. On the date hereof, the Company and the Employee shall enter into and execute the Restricted Stock Agreement attached hereto as Annex A (the
                                                                    -------
          "Stock Agreement"), pursuant to which, and subject to the terms and restrictions therein, the Company shall issue and sell to the Employee Two Hundred Thousand (200,000) shares (the "Shares") of the Company's Common Stock at a per share purchase price of $0.01. If the Employee is unwilling to sell or unable, due to restrictions imposed by the Securities Act of 1933, as amended ("SEC Restrictions"), or the Stock Agreement ("Stock Restrictions"), to sell a sufficient number of Shares to satisfy his federal and state tax obligations with respect to the issuance to him of the Shares (including his obligation to pay to the Company any withholding taxes upon such issuance), the Company shall lend to the Employee such amounts as are necessary to satisfy such obligations. Such loans shall bear no interest until the SEC Restrictions and the Stock Restrictions, if any such restrictions exist, lapse and shall bear interest at the prime rate less one percent (1%) after such SEC Restrictions and Stock Restrictions lapse or if no such restrictions exist but the Employee is unwilling to sell. Such loans shall be due and payable one (1) year after the date hereof, provided that the after-tax proceeds of any earlier sale of the Shares shall be used to prepay such loans.

     6. Upon the occurrence of a Change in Control, each outstanding restricted stock award, including, without limitation, the Shares, held by the Employee shall be deemed to be fully vested and no longer subject to a right of repurchase by the Company. For the avoidance of doubt, this paragraph 6 shall not apply to stock options.

     7. Effective as of the date hereof, and at no additional cost to the Employee, the Company shall increase the Employee's Company-provided term life insurance benefit from two (2) times the Employee's annual base salary to five (5) times the Employee's annual base salary.

     8. For the purposes of Section 10 of the Agreement, and until the Employee shall designate a different address to the Company pursuant to Section 10 of the Agreement, the address of the Employee shall be:
          P.O. Box 638,

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          Hyannis, MA 02601-0638.

     To the extent any provision of this Amendment is inconsistent with any provision of the Agreement, such provision of the Agreement is hereby modified and superseded by the terms hereof. Any term of the Agreement not so modified or superseded shall remain in full force and effect.

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     EXECUTED as of the 16th day of October 1998.

                                    COMPANY:

                                    BANYAN SYSTEMS INCORPORATED


                                    By: /s/ Richard M. Spaulding
                                        -------------------------------
                                        Name:   Richard M. Spaulding
                                        Title:  Vice President and
                                                Chief Financial Officer


                                    EMPLOYEE:

                                    /s/ William P. Ferry
                                    --------------------
                                    William P. Ferry

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